Exhibit 99.3

Contact:
Javier Martin Riva
Chief Financial Officer
Garnero Group Acquisition Company
(55) 1130947970

FOR IMMEDIATE RELEASE

GARNERO GROUP ACQUISITION COMPANY COMPLETES INITIAL PUBLIC OFFERING

Sao Paulo, Brazil, July 1, 2014 – Garnero Group Acquisition Company (NASDAQ: GGACU) (the “Company”) announced today that it has completed its initial public offering of 12,500,000 units.  Each unit consists of one ordinary share, par value $.0001 per share, one right to automatically receive one-tenth of one ordinary share upon consummation of an initial business combination and one warrant entitling the holder to purchase one-half of one ordinary share at a price of $11.50 per full share commencing on the later of the Company’s completion of its initial business combination or June 25, 2015.  The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $125,000,000 to the Company.  EarlyBirdCapital, Inc. acted as Sole Book Runner and Managing Underwriter for the offering. Aegis Capital, Ladenburg Thalmann and I-Bankers were Co-Underwriters. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov.  Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn:  Aimee Bloch, 212-661-0200.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $125,625,000 (or approximately $10.05 per share sold in the public offering) was placed in trust.  An audited balance sheet of the Company as of July 1, 2014 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Garnero Group Acquisition Company is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, however the Company initially intends to focus the search on target businesses located in Latin America (with a particular emphasis on Brazil) or Europe operating in the energy (including renewables) and biotechnology industries or target businesses in such industries operating outside of those geographic locations which the Company believes would benefit from expanding their operations to such locations.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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